Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ACTINIUM PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF OCTOBER, A.D. 2012, AT 7:38 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3229186 8100

AUTHENTICATION: 9944230

121163909

DATE: 10-25-12

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:49 PM 10/24/2012
FILED 07:38 PM 10/24/2012
SRV 121163909 - 3229186 FILE

FIFTH RESTATED

CERTIFICATE OF INCORPORATION

OF

ACTINIUM PHARMACEUTICALS, INC.

ACTINIUM PHARMACEUTICALS, INC. (the "*Corporation*"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "*DGCL*"), hereby certifies as follows:

FIRST: The name of the Corporation is Actinium Pharmaceuticals, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on June 13, 2000, restated on June 6, 2001, further amended on June 29, 2004, further amended and restated on October 24, 2006, further amended and restated on March 28, 2008, and further amended and restated on October 3, 2011 (collectively, the "*Certificate of Incorporation*").

SECOND: This Fifth Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and was approved at the Corporation's annual meeting by vote of the stockholders of the Corporation, notice of such meeting given in accordance with the provisions of Section 222 of the DGCL.

THIRD: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Actinium Pharmaceuticals, Inc. (the "*Corporation*").

ARTICLE II

The address of the Corporation's registered office is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. Authorization. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 325,000,000, consisting of: (i) 283,463,176shares of common stock, par value $0.01 per share (the "*Common Stock*"), and (ii) 41,536,824 shares of preferred stock, par value $0.01 per share (the "*Preferred Stock*"). The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized, subject to the affirmative vote or written approval of the Applicable Percentage of the Series E Preferred Stock outstanding and the limitations prescribed by law and to the extent not inconsistent with, or otherwise in contravention of, the provisions of this Article IV (including, without limitation, Section C.6(a)of this Article IV), to authorize the issuance of one or more series of Preferred Stock, any or all of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in this Certificate of Incorporation or of any amendment hereto, or in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Certificate of Incorporation. The Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series C-3 Preferred Stock, the Series C-4 Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall have the voting powers, designations, preferences, rights, qualifications, limitations and restrictions set forth in Sections B and C, respectively, of this Article IV. Capitalized terms used and not otherwise defined in this Article IV shall have the respective meanings ascribed to such terms in Section D of this Article IV.

B. Common Stock.

1. General. Except as required by law or as provided in this Certificate, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

2. Dividends and Distributions. Subject to the provisions of this Article IV, including Sections C.2 and C.6 of this Article IV, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation (the "*Board*") from time to time out of assets or funds of the Corporation legally available therefor. The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions, subject to the limitations described below.

3. Voting. Each holder of Common Stock shall be entitled to vote on each matter (a) expressly required by the DGCL or (b) otherwise submitted to a vote of the stockholders of the Corporation, including the election of directors, except for matters subject to

a separate class vote by one or more classes and/or series of capital stock of the Corporation other than Common Stock to the extent such separate class vote is required by the DGCL or this Certificate. Each holder of shares of Common Stock shall be entitled to one vote per share of Common Stock held by such holder on each matter to be voted on by such stock.

4. Liquidation. The holders of all Common Stock shall be entitled to liquidation distributions, if any, pursuant to Section C.3.1(c) of this Article IV.

C. Preferred Stock.

1. Designation. A total of (a) 1,000,000 shares of Preferred Stock shall be designated as Series A Convertible Participating Preferred Stock (the "*Series A Preferred Stock*"), (b) 4,711,247shares of Preferred Stock shall be designated as Series B Preferred Stock (the "*Series B Preferred Stock*"), (c) 800,000 shares of Preferred Stock shall be designated as Series C-1 Preferred Stock (the "*Series C-1 Preferred Stock*"), 666,667 shares of Preferred Stock shall be designated as Series C-2 Preferred Stock (the "*Series C-2 Preferred Stock*"), 502,604 shares of Preferred Stock shall be designated as Series C-3 Preferred Stock (the "*Series C-3 Preferred Stock*"), and 4,250,000 shares of Preferred Stock shall be designated as Series C-4 Preferred Stock (the "*Series C-4 Preferred Stock*" and, collectively with the Series C-1 Preferred Stock, the Series C-2 Preferred Stock and the Series C-3 Preferred Stock, the "*Series C Preferred Stock*"), (d) 3,000,000 shares of Preferred Stock shall be designated as Series D Preferred Stock (the "*Series D Preferred Stock*"), and 26,606,306 shares of Preferred Stock shall be designated as Series E Preferred Stock (the "*Series E Preferred Stock*").

2. Dividends

2.1 Series E Preferred Stock Dividends. The holders of Series E Preferred Stock shall be entitled to receive, out of funds legally available therefore and prior and in preference to any declaration or payment of any dividend on any other class or series of the Corporation's capital stock, cumulative dividends on such shares of Series E Preferred Stock(the "*Series E Preferred Dividend*"), payable in cash, when, as and if declared by the Board, at a rate per share equal to seven percent (7%) per annum of the Applicable Per Share Stated Value for such share of Series E Preferred Stock, calculated on the basis of actual days elapsed over a 365-day year. The Series E Preferred Dividends shall accrue and compound on an annual basis, commencing on the Series E Issue Date, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay, make or Issue a dividend or other distribution with respect to any other class or series of the Corporation's capital stock (other than a dividend payable in shares of Common Stock in connection with an Extraordinary Stock Event) unless and until all accrued and unpaid Series E Preferred Dividends have been paid.

2.2 Series B and Series D Preferred Stock Dividends. The holders of Series B Preferred Stock and the holders of Series D Preferred Stock shall be entitled to receive, out of funds legally available therefore and prior and in preference to any declaration or payment of any dividend on any other class or series of the Corporation's capital stock other than the Series E Preferred Stock, cumulative dividends on such shares of Series B Preferred Stock and Series D Preferred Stock, *pari passu*,(the "*Series B and D Preferred Dividend*"), payable in cash,

when, as and if declared by the Board, at a rate per share equal to seven percent (7%) per annum of the Applicable Per Share Stated Value for such share of Series B Preferred Stock or for such of Series D Preferred Stock, as the case may be calculated on the basis of actual days elapsed over a 365-day year. The Series B and D Preferred Dividends shall accrue and compound on an annual basis, commencing on the Series B Issue Date for the Series B Preferred Stock, and commencing on the Series D Issue Date for the Series D Preferred Stock, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay, make or Issue a dividend or other distribution with respect to any other class or series of the Corporation's capital stock, other than dividends on the Series E Preferred Stock (and other than a dividend payable in shares of Common Stock in connection with an Extraordinary Stock Event), unless and until all accrued and unpaid Series B and D Preferred Dividends have been paid.

2.3 Participating Dividends. In the event the Corporation shall pay, make or Issue all dividends on the Series E Preferred Stock and on the Series B Preferred Stock and on the Series D Preferred Stock as specified in Sections C.2.1 and C.2.2, and shall pay, make or Issue an additional dividend or other distribution with respect to the Common Stock payable in cash, securities of the Corporation (other than shares of Common Stock in connection with an Extraordinary Stock Event), or other assets, then, and in each such event, the holders of Series A Preferred Stock and Series C Preferred Stock shall receive, at the same time such distribution is made with respect to the Common Stock, the cash, securities or such other assets of the Corporation which such holders would have received had their shares of Preferred Stock been converted into Common Stock, in the manner set forth in Section C.5.1 of this Article IV, immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

3. Liquidation, Dissolution and Winding Up.

3.1 Treatment at Liquidation, Dissolution or Winding Up.

(a) Series E Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (as applicable), or in the event of its insolvency, whether under the DGCL, federal bankruptcy laws or other applicable federal or state laws (a "*Liquidation*"), the holders of outstanding shares of the Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("*Available Assets*"), before any distribution or payment is made to any holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or any class or series of the Corporation's capital stock which is, with respect to the Senior Preferred Stock, Junior Stock, an amount per share of Series E Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series E Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series E Preferred Stock would receive with respect to such share of Series E Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series E Liquidation Preference*").

If the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by the Board as of the date of the Liquidation. The Corporation shall notify in writing the holders of Series E Preferred Stock as to the Board's determination of the value of the non-cash Available Assets not later than thirty (30) calendar days prior to such Liquidation.

(b) Series A, Series B and Series D Liquidation Preferences. After payment in full of the Series E Liquidation Preference, the holders of outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock (together, the "*Senior Preferred Stock*") shall be entitled to be paid out of the Available Assets, *pari passu*, before any distribution or payment is made to any holders of Common Stock, Series C Preferred Stock or any class or series of the Corporation's capital stock which is, with respect to the Senior Preferred Stock, Junior Stock as follows:

(A) in the case of the Series A Preferred Stock, an amount per share of Series A Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series A Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series A Preferred Stock would receive with respect to such share of Series A Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series A Liquidation Preference*"); and

(B) in the case of the Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series B Preferred Stock, plus (2) accrued and unpaid dividends thereon, plus (3) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series B Preferred Stock would receive with respect to such share of Series B Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series B Liquidation Preference*").

(C) in the case of the Series D Preferred Stock, an amount per share of Series D Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series D Preferred Stock, plus (2) accrued and unpaid dividends thereon, plus (3)declared and unpaid dividends, if any, thereon, and (II) such amount per share that the holders of the Series D Preferred Stock would receive with respect to such share of Series D Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series D Liquidation Preference*", and together with the Series A Liquidation Preference and the Series B Liquidation Preference, the "*Senior Liquidation Preference*").

(D) The Series A Liquidation Preference, the Series B Liquidation Preference and the Series D Liquidation Preference shall rank in Liquidation *pari passu* with one another based upon the amount of the Senior Liquidation Preference payable to each such series of Senior Preferred Stock. If, upon Liquidation, the Available Assets shall be

insufficient to pay the holders of Senior Preferred Stock the full amounts to which such holders otherwise would be entitled under Section C.3.1(a) of this Article IV, then the holders of Senior Preferred Stock shall share in any distribution of Available Assets pro rata in proportion to the Senior Liquidation Preference amounts which would otherwise be payable upon such Liquidation with respect to the outstanding shares of the Senior Preferred Stock held by such holders if all Senior Liquidation Preference amounts with respect to such shares were paid in full.

(E) If the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by the Board as of the date of the Liquidation. The Corporation shall notify in writing the holders of Senior Preferred Stock as to the Board's determination of the value of the non-cash Available Assets not later than thirty (30) calendar days prior to such Liquidation.

(c) Series C Liquidation Preference.

(i) After payment in full of the Series E Liquidation Preference and the Senior Liquidation Preference, the holders of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of any remaining Available Assets before any distribution or payment is made to any holders of Common Stock or any class or series of the Corporation's capital stock which is, with respect to the Series C Preferred Stock, Junior Stock as follows:

(A) in the case of the Series C-1 Preferred Stock, an amount per share of Series C-1 Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series C-1 Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series C-1 Preferred Stock would receive with respect to such share of Series C-1 Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series C-1 Liquidation Preference*");

(B) in the case of the Series C-2 Preferred Stock, an amount per share of Series C-2 Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series C-2 Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series C-2 Preferred Stock would receive with respect to such share of Series C-2 Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series C-2 Liquidation Preference*");

(C) in the case of the Series C-3 Preferred Stock, an amount per share of Series C-3 Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series C-3 Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series C-3 Preferred Stock would receive with respect to such share of Series C-3 Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this

Article IV immediately prior to such Liquidation (such greater amount, the "*Series C-3 Liquidation Preference*"); and

(D) in the case of the Series C-4 Preferred Stock, an amount per share of Series C-4 Preferred Stock equal to the greater of (I) the sum of (1) the Applicable Per Share Stated Value for such share of Series C-4 Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon and (II) such amount per share that the holders of the Series C-4 Preferred Stock would receive with respect to such share of Series C-4 Preferred Stock had such share been converted into Common Stock pursuant to Section C.5.1 of this Article IV immediately prior to such Liquidation (such greater amount, the "*Series C-4 Liquidation Preference*," and collectively with the Series C-1 Liquidation Preference, the Series C-2 Liquidation Preference and the Series C-3 Liquidation Preference, the "*Series C Liquidation Preference*").

(ii) The Series C-1 Liquidation Preference, the Series C-2 Liquidation Preference, the Series C-3 Liquidation Preference, and the C-4 Liquidation Preference shall rank in Liquidation *pari passu* with one another based upon the amount of the Series C Liquidation Preference payable to each such series of Series C Preferred Stock. If, upon Liquidation, the Available Assets shall be insufficient to pay the holders of Series C Preferred Stock the full amounts to which such holders otherwise would be entitled under Section C.3.1(c)(i) of this Article IV, then the holders of Series C Preferred Stock shall share in any distribution of Available Assets pro rata in proportion to the Series C Liquidation Preference amounts which would otherwise be payable upon such Liquidation with respect to the outstanding shares of the Series C Preferred Stock held by such holders if all Series C Liquidation Preference amounts with respect to such shares were paid in full.

If the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by the Board as of the date of the Liquidation. The Corporation shall notify in writing the holders of Series C Preferred Stock as to the Board's determination of the value of the non-cash Available Assets not later than thirty (30) calendar days prior to such Liquidation.

(d) Distributions on Common Stock. After payment in full of the Series E Liquidation Preference, the Senior Liquidation Preference and the Series C Liquidation Preference to all holders of Preferred Stock pursuant to Sections C.3.1.(a), (b) and (c) of this Article IV, and payment in full on any class or series of the Corporation's capital stock that is entitled to payment prior to the holders of Common Stock, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock then held by holders of Common Stock.

3.2 Treatment of Acquisition Transaction as a Liquidation.

(a) Transaction Payment. At least twenty (20) calendar days prior to the consummation of an Acquisition Transaction, the Corporation or, if the Corporation is not a party to such Acquisition Transaction, the holders of shares of capital stock of the Corporation that are parties to such Acquisition Transaction, shall provide the holders of the shares of Preferred Stock written notice of such Acquisition Transaction (the

"*Event Notice*"). The Event Notice shall contain all of the material terms and conditions of the Acquisition Transaction and shall include a copy of the final or then most recent draft of the definitive documentation governing such Acquisition Transaction and the Board's good faith determination of the value of any securities or property other than cash, if any, to be received as consideration in such Acquisition Transaction. The Corporation or, if the Corporation is not a party to such Acquisition Transaction, the holders of the shares of the Corporation's capital stock that are parties to such Acquisition Transaction shall also promptly provide to the holders of any particular series of Preferred Stock any additional information concerning (i) the terms and conditions of such Acquisition Transaction, (ii) the value of the Corporation's assets or securities involved in such Acquisition Transaction and (iii) the value of any securities or property other than cash to be received as consideration in such Acquisition Transaction, all as the Applicable Percentage of such series of Preferred Stock may reasonably request from time to time. Unless the Applicable Percentage of any particular series of Preferred Stock delivers a notice to the Corporation within fifteen (15) calendar days after receipt of an Event Notice stating that such Acquisition Transaction shall not be treated as a Liquidation for purposes of this Certificate with respect to such series of Preferred Stock, such Acquisition Transaction shall be treated as a Liquidation with respect to such series of Preferred Stock. Upon the closing of any Acquisition Transaction, and as a condition to the consummation of the Acquisition Transaction, and prior to or concurrently with consideration from any such Acquisition Transaction being paid to the Corporation or to stockholders of the Corporation other than holders of Preferred Stock, the Corporation shall pay, or cause to be paid, to the holders of Preferred Stock, and each holder of Preferred Stock shall be entitled to receive, in cash, securities or other property, before any distribution or payment is made to any holders of Common Stock or any Junior Stock and in the order and priority set forth in Section C.3.2(b) of this Article IV, an amount per share which is equal to (A) in the case of the Series A Preferred Stock, the Series A Liquidation Preference (the "*Series A Transaction Payment*"), (B) in the case of the Series B Preferred Stock, the Series B Liquidation Preference (the "*Series B Transaction Payment*"), (C) in the case of the Series C-1 Preferred Stock, the Series C-1 Liquidation Preference (the "*Series C-1 Transaction Payment*"), (D) in the case of the Series C-2 Preferred Stock, the Series C-2 Liquidation Preference (the "*Series C-2 Transaction Payment*"), (E) in the case of the Series C-3 Preferred Stock, the Series C-3 Liquidation Preference (the "*Series C-3 Transaction Payment*"), (F) in the case of the Series C-4 Preferred Stock, the Series C-4 Liquidation Preference (the "*Series C-4 Transaction Payment,*"), (G) in the case of the Series D Preferred Stock, the Series D Liquidation Preference (the "*Series D Transaction Payment*")and (H)in the case of the Series E Preferred Stock, the Series E Liquidation Preference (the "*Series E Transaction Payment*") and collectively with the Series A Transaction Payment, the Series B Transaction Payment, the Series C-1 Transaction Payment, the Series C-2 Transaction Payment, the Series C-3 Transaction Payment, the Series C-4 Transaction Payment, and the Series D Transaction Payment the "*Preferred Stock Transaction Payment*"). In the case of an Acquisition Transaction of a type described in clause (a) of the definition of "Acquisition Transaction" contained in Section D of this Article IV, for purposes of calculating the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series D Liquidation Preference and the Series E Liquidation Preference for purposes of this Section C.3.2(a) of Article IV, the amount of Available Assets shall be deemed to be an amount equal to the aggregate value of all consideration to be received pursuant to such Acquisition Transaction, net of any liabilities of

the Corporation not assumed or otherwise paid by the acquiring Person. In the case of an Acquisition Transaction involving any transaction or transactions of a type described in clauses (b) or (c) of the definition of "Acquisition Transaction" contained in Section D of this Article IV, for purposes of calculating the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series D Liquidation Preference and the Series E Liquidation Preference for purposes of this Section C.3.2(a) of Article IV, the amount of Available Assets shall be deemed to be an amount equal to the aggregate value of all consideration to be received pursuant to such Acquisition Transaction divided by a fraction, the numerator of which is the total number of shares of Common Stock deemed to be sold, conveyed, disposed, exchanged, or otherwise transferred by the Corporation's stockholders pursuant to such Acquisition Transaction (determined on a Fully-Diluted Basis) and the denominator of which is the sum of the total number of shares of Common Stock outstanding and the total number of shares of Common Stock Issuable with respect to Common Stock Equivalents outstanding immediately prior to such Acquisition Transaction. Upon the payment in full of any Preferred Stock Transaction Payment to the holders of any series of Preferred Stock, the shares of such series of Preferred Stock shall be deemed cancelled and shall no longer be outstanding and the holders of such shares shall have no further rights in respect thereof.

(b) Payment of Transaction Payment.

(i) If all of the consideration payable to the Corporation or to the Corporation's stockholders consists of cash, then the Preferred Stock Transaction Payment shall be paid in cash. If any consideration consisting of securities or property other than cash is Issued or payable to the Corporation or to the Corporation's stockholders in the Acquisition Transaction, then the Preferred Stock Transaction Payment shall be paid to the holders of each series of Preferred Stock to whom any Preferred Stock Transaction Payment is to be paid in such portions of cash and such property and securities such that all holders of such series of Preferred Stock and Common Stock shall receive the same proportion of cash and such property and securities in respect of the amounts to which they are entitled to receive pursuant to Section C.3.1 of this Article IV. Any securities utilized to make the Preferred Stock Transaction Payment, if any, shall have the same rights, preferences and restrictions (including whether the issuance or sale of such securities is registered or entitled to registration rights under the Securities Act of 1933, as amended) as the securities Issued or payable in the Acquisition Transaction.

(ii) The holders of Series E Preferred Stock shall be paid the Preferred Stock Transaction Payment to which such holders are entitled to be paid prior and in preference to the holders of Senior Preferred Stock. The holders of Senior Preferred Stock shall be paid the Preferred Stock Transaction Payment to which such holders are entitled to be paid only after the holders of Series E Preferred Stock shall have received full payment of all Preferred Stock Transaction Payment amounts to which such holders of Series E Preferred Stock are entitled under Section C.3.2(a) of this Article IV. If the amount of Available Assets (as determined in accordance with Section C.3.2(a) of this Article IV) shall be insufficient to pay to the holders of Senior Preferred Stock the full amount of the Preferred Stock Transaction Payment to which such holders otherwise would be entitled under Section C.3.2(a) of this Article IV, then the holders of Senior Preferred Stock shall share in any payment of the Preferred Stock

Transaction Payment pro rata in proportion to the Preferred Stock Transaction Payment amounts which would otherwise be payable with respect to the outstanding shares of Senior Preferred Stock held by all such holders if all Preferred Stock Transaction Payment amounts with respect to such shares were paid in full. The holders of Senior Preferred Stock shall be paid the Preferred Stock Transaction Payment to which such holders are entitled to be paid prior and in preference to the holders of Series C Preferred Stock. If the amount of Available Assets (as determined in accordance with Section C.3.2(a) of this Article IV) shall be insufficient to pay to the holders of Senior Preferred Stock the full amount of the Preferred Stock Transaction Payment to which such holders otherwise would be entitled under Section C.3.2(a) of this Article IV, then the holders of Senior Preferred Stock shall share in any payment of the Preferred Stock Transaction Payment pro rata in proportion to the Preferred Stock Transaction Payment amounts which would otherwise be payable with respect to the outstanding shares of Senior Preferred Stock held by all such holders if all Preferred Stock Transaction Payment amounts with respect to such shares were paid in full. The holders of Series C Preferred Stock shall be paid the Preferred Stock Transaction Payment to which such holders are entitled to be paid only after the holders of Senior Preferred Stock shall have received full payment of all Preferred Stock Transaction Payment amounts to which such holders of Senior Preferred Stock are entitled under Section C.3.2(a) of this Article IV. If the amount of Available Assets (as determined in accordance with Section C.3.2(a) of this Article IV) shall be insufficient to pay to the holders of Series C Preferred Stock the full amount of the Preferred Stock Transaction Payment to which such holders otherwise would be entitled under Section C.3.2(a) of this Article IV, then the holders of Series C Preferred Stock shall share ratably in any payment of the Preferred Stock Transaction Payment pro rata in proportion to the Preferred Stock Transaction Payment amounts which would otherwise be payable with respect to the outstanding shares of Series C Preferred Stock held by all such holders if all Preferred Stock Transaction Payment amounts with respect to such shares were paid in full.

3.3 Valuation of Non-Cash Items. If any of the consideration which is Issuable or payable to the Corporation or to the Corporation's stockholders consists of securities or property other than cash or evidences of indebtedness (for which the value of such evidences of indebtedness shall be deemed to be the principal amount thereof), then the value of such securities or other property shall be deemed its fair market value, determined as follows:

(a) Any securities not subject to investment letter or other similar restriction on free marketability covered by (b) below shall be valued as follows:

(i) If such securities are traded on a securities exchange or through the Nasdaq National Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Acquisition Transaction;

(ii) If such securities are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Acquisition Transaction; and

(iii) If there is no active public market, then the value shall be the fair market value thereof, as determined in good faith, by the Board on the date such determination is made.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an "Affiliate," as such term is defined in regulation D promulgated under the Securities Act of 1933, as amended, or former "Affiliate") shall be to make an appropriate discount from the market value thereof determined as above in (a)(i), (a)(ii), or (a)(iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(c) Any property other than cash and evidences of indebtedness and securities shall have the fair market value of such property as determined in good faith, by the Board on the date such determination is made.

(d) The foregoing methods for valuing securities and property other than cash and evidences of indebtedness to be paid or Issued in connection with an Acquisition Transaction shall, upon approval by the stockholders of the definitive agreements governing the Acquisition Transaction, be superseded by any determination of such value set forth in the definitive agreements governing such Acquisition Transaction.

4. Voting Rights.

4.1 General. In addition to the specific voting and consent rights of the Series E Preferred Stock provided in this Section C.4 and in Section C.6 of this Article IV, each holder of Preferred Stock shall be entitled to vote together with the Common Stock and all other series and classes of the Corporation's capital stock permitted to vote with the Common Stock on all matters submitted to a vote of the holders of the Common Stock (including election of directors) in accordance with the provisions of this Section C.4, except with respect to matters in respect of which one or more other classes or series of the Corporation's capital stock is entitled to vote as a separate class under the DGCL or the provisions of this Certificate. Each holder of Preferred Stock shall be entitled to notice of any stockholders' meeting at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings. For each vote in which holders of Preferred Stock are entitled to participate, the holder of each share of Preferred Stock shall be entitled to that number of votes per share to which such holder would have been entitled had such share of Preferred Stock then been converted into shares of Common Stock pursuant to the provisions of Section C.5.1 of this Article IV, at the record date for the determination of those holders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

4.2 Board of Directors.

(a) Board Size. The authorized number of directors constituting the entire Board shall be five (5) (or such smaller or larger number as may be authorized in compliance with Section C.6 of this Article IV). The Board will remain unchanged at five members and shall not be modified or have an increase in size without the prior written consent

of the placement agent for the 2012 common stock offering for a period of one year following the expiration of any lock up agreement entered into in connection with the Pubco Transaction.

(b) Series E Preferred Stock Directors. For so long as any shares of Series E Preferred Stock remain outstanding, the Applicable Percentage of the Series E Preferred Stock shall be entitled to elect two (2) members of the Board (the "*Series E Preferred Stock Directors*") at each meeting, or pursuant to each consent of the Corporation's stockholders, for the election of directors, and to remove from office, with or without cause, any Series E Preferred Stock Directors and to fill any vacancy caused by the death, resignation or removal of any Series E Preferred Stock Director.

(c) Other Directors. The holders of a majority of the Preferred Stock and of the Common Stock outstanding, voting together as a single class (with each share of Preferred Stock being entitled to the number of votes determined in accordance with the last sentence of Section C.4.1 of this Article IV), shall be entitled to elect all members of the Board not specified in Section C.4.2(b) of this Article IV at each meeting, or pursuant to each consent of the Corporation's stockholders, for the election of directors, and to remove from office, with or without cause, any directors elected pursuant to this Section C.4.2(c) and to fill any vacancy caused by the death, resignation or removal of any such director.

(d) Term. The directors shall be divided into three classes, designated Class I, Class II and Class III. Class I shall consist of two independent directors, Class II shall consist of the two Series E Preferred Stock Directors, and Class III shall consist of the chief executive officer. Each such director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified, or until his retirement, death, resignation or removal. In order to implement a staggered Board of Directors at the 2012 Annual Meeting of Stockholders, Class I shall serve a one (1) year term; Class II shall serve a two (2) year term; and Class III shall serve a three (3) year term. Directors elected at each annual meeting after the 2012 Annual Meeting of Stockholders shall be elected for a 3 year term as specified above.

4.3 Additional Voting Rights. The holders of shares of Series E Preferred Stock, voting together as a single class, shall have the additional voting and consent rights set forth in Section C.6 of this Article IV.

5. Conversion. The holders of Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of shares of Preferred Stock into shares of Common Stock. The number of shares of Common Stock which a holder of any particular series of Preferred Stock shall be entitled to receive upon the conversion of such Preferred Stock shall be equal to the product obtained by multiplying the Conversion Rate then in effect for such series by the number of shares of such series of Preferred Stock being converted. The "*Conversion Rate*" means (a) with respect to the Series A Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series C-3 Preferred Stock and the Series C-4 Preferred Stock, as applicable, the quotient obtained by dividing an amount equal to (i) the Applicable Per Share Stated Value for such series of Preferred Stock by (ii) the Applicable Conversion Price for such series of Preferred Stock, (b) with respect to the Series B

Preferred Stock, the quotient obtained by dividing an amount equal to (i) the sum of (A) Applicable Per Share Stated Value for the Series B Preferred Stock, plus (B) all accrued and unpaid Series B and D Preferred Dividends attributable to the Series B Preferred Shares by (b) the Applicable Conversion Price for the Series B Preferred Stock; provided that, if the holders of the Applicable Percentage of the Series B Preferred Stock elect to receive, in exchange, all or a portion of an amount equal to their pro rata share of all accrued and unpaid Series B and D Dividends in cash upon the conversion of the Series B Preferred Stock, then that amount shall not be added to the Applicable Per Share Stated Value for the Series B Preferred Stock in determining the Conversion Rate for the Series B Preferred Stock, and (c) with respect to the Series D Preferred Stock, the quotient obtained by dividing an amount equal to (i) the sum of (A) Applicable Per Share Stated Value for the Series D Preferred Stock, plus (B) all accrued and unpaid Series B and D Preferred Dividends attributable to the Series D Preferred shares by (b) the Applicable Conversion Price for the Series D Preferred Stock; provided that, if the holders of the Applicable Percentage of the Series D Preferred Stock elect to receive, in exchange, all or a portion of an amount equal to their pro rata share of all accrued and unpaid Series B and D Dividends in cash upon the conversion of the Series D Preferred Stock, then that amount shall not be added to the Applicable Per Share Stated Value for the Series D Preferred Stock in determining the Conversion Rate for the Series D Preferred Stock, and (d) with respect to the Series E Preferred Stock, the quotient obtained by dividing an amount equal to (i) the sum of (A) Applicable Per Share Stated Value for the Series E Preferred Stock, plus (B) all accrued and unpaid Series E Preferred Dividends attributable to the Series E Preferred shares by (b) the Applicable Conversion Price for the Series E Preferred Stock; provided that, if the holders of the Applicable Percentage of the Series E Preferred Stock elect to receive, in exchange, all or a portion of an amount equal to their pro rata share of all accrued and unpaid Series E Dividends in cash upon the conversion of the Series E Preferred Stock, then that amount shall not be added to the Applicable Per Share Stated Value for the Series E Preferred Stock in determining the Conversion Rate for the Series E Preferred Stock.

5.1 Optional Conversion. Subject to and in compliance with the provisions of this Section C.5, each share of Preferred Stock may, at the option of the holder thereof, be converted at any time, and from time to time, into fully-paid and non-assessable shares of Common Stock.

5.2 Automatic Conversion.

(a) Consent/Initial Public Offering/Pubco Transaction. Each share of Preferred Stock and accrued dividends shall automatically convert into fully-paid and non-assessable shares of Common Stock upon the first to occur of (a) the affirmative approval or written consent of, and written notice to, the Corporation by the Applicable Percentage of Series E Preferred Stock, voting as a separate class or (b) the time immediately prior to the consummation of a Qualified Initial Public Offering or a Pubco Transaction, in each case, without any further action by the holder, and whether or not the certificate or certificates representing such shares are surrendered to the Corporation,. To the extent permitted by law, an automatic conversion pursuant to clause (a) of this Section C.5.2 shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation.

5.3 Anti-Dilution Adjustments.

(a) Adjustment of Conversion Price Upon Issuance of Shares of Common Stock. Except as provided in Sections C.5.3(b) and C.5.3(c), for so long as there are any shares of Series E Preferred Stock or 2012 Common Stock Warrants outstanding, if and whenever at any time and from time to time after the Series E Original Issue Date or the 2012 Common Stock Warrant Original Issue Date, as applicable, the Corporation shall Issue, or is, in accordance with Sections C.5.3(a)(i) through C.5.3(a)(vii) of this Article IV, deemed to have Issued, any shares of Common Stock for no consideration or a consideration per share less than the Applicable Conversion Price for the Series E Preferred Stock in effect immediately prior to the time of such Issuance or, as to Common Stock Equivalents, Net Consideration Per Share less than the Applicable Conversion Price for the Series E Preferred Stock in effect immediately prior to the time of such Issuance or the exercise price for the 2012 Common StockWarrants, as applicable,, then, forthwith upon such Issue or sale, the 2012 Common Stock Warrant exercise price shall be subject to proportional adjustment and/or the Applicable Conversion Price with respect to the Series E Preferred Stock shall be reduced to the price (calculated to the nearest tenth of a cent) determined by multiplying such Common Stock Warrant exercise price or Applicable Conversion Price for the Series E Preferred Stock by the following fraction:

$$\frac{N(0) + N(1)}{N(0) + N(2)}$$

Where:

N(0) = the number of shares of Common Stock outstanding (calculated on a Fully Diluted Basis) immediately prior to the Issuance of such additional shares of Common Stock or Common Stock Equivalents;

N(1) = the number of shares of Common Stock which the aggregate consideration, if any (including the aggregate Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by the Corporation for the total number of such additional shares of Common Stock so Issued or deemed to be Issued would purchase at the Applicable Conversion Price for the Series E Preferred Stock or 2012 Common Stock Warrant exercise price, as applicable, in effect immediately prior to such Issuance; and

N(2) = the number of such additional shares of Common Stock so Issued or deemed to be Issued.

The provisions of this Section C.5.3(a) may be waived as to all shares of Series E Preferred Stock, in any instance, upon the written consent or agreement of the Applicable Percentage for the Series E Preferred Stock.

No other series of Preferred Stock other than the Series E Preferred Stock shall have any rights for an adjustment of conversion price pursuant to this Section C.5.3 upon the issuance of shares of common stock of the Company.

For purposes of this Section C.5.3(a), the following Sections C.5.3(a)(i) to C.5.3(a)(vii) shall be applicable:

(i) Consideration for Shares. For purposes of this Section C.5.3(a), the consideration received by the Corporation for the Issuance of any shares of Common Stock or Common Stock Equivalents shall be computed as follows:

(A) insofar as such consideration consists of cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith (excluding amounts paid for accrued interest, dividends or distributions);

(B) insofar as such consideration consists of property other than cash, the value of such property received by the Corporation shall be deemed to be the fair value of such property at the time of such Issuance as determined in good faith by the Board (which determination must include the approval of the Series E Preferred Stock Directors), without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith;

(C) insofar as such consideration consists of consideration other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of Common Stock Issued or deemed Issued; and

(D) in the event that Common Stock or Common Stock Equivalents shall be Issued in connection with the Issue of other securities of the Corporation, together comprising one integral transaction in which no special consideration is allocated to such Common Stock or Common Stock Equivalents by the parties thereto, the allocation of the aggregate consideration between such other securities and the Common Stock Equivalents shall be as determined in good faith by the Board (which determination must include the approval of the Series E Preferred Stock Directors).

(ii) Issuance of Common Stock Equivalents. The Issuance of any Common Stock Equivalents shall be deemed an Issuance of the maximum number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalents (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion), and no further adjustments shall be made upon exercise, conversion or exchange of such Common Stock Equivalents. If the terms of any Common Stock Equivalents (excluding Common Stock Equivalents which are themselves Exempted Securities), the Issuance of which did not result in an adjustment to Applicable Conversion Price for the Series E Preferred Stock, pursuant to the provisions of this Section C.5.3 (either because the Net Consideration Per Share of the Common Stock subject thereto was equal to or greater than the Applicable Conversion Price for the Series E Preferred Stock then in effect, or because Common Stock Equivalent was issued before the Series E Original Issue Date), are revised after the Series E Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of

such Common Stock Equivalent the effect of which is to provide for either (A) any increase or decrease in the number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of any such Common Stock Equivalent or (B) any increase or decrease in the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon such exercise, conversion or exchange, then such Common Stock Equivalent, as so amended or adjusted, and the maximum number of shares of Common Stock issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalent (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion) shall be deemed to have been issued effective upon such revision becoming effective.

(iii) Net Consideration Per Share. The "*Net Consideration Per Share*" which shall be receivable by the Corporation for any shares of Common Stock Issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the Issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon complete exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be Issued if such Common Stock Equivalents were fully exercised, exchanged or converted (assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion).

(iv) Revisions to Common Stock Equivalents. If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Series E Preferred Stock pursuant to the terms of this Section C5.3 of this Article IV, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent, the effect of which is to provide for either (1) any increase or decrease in the number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of any such Common Stock Equivalent or (2) any increase or decrease in the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon such exercise, conversion or exchange, then, effective upon such revisions becoming effective, the Applicable Conversion Price for the Series E Preferred Stock computed upon the original Issuance of such Common Stock Equivalent (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of Issuance of such Common Stock Equivalent. Notwithstanding the foregoing, no readjustment pursuant to this clause (iv) shall have the effect of increasing such Applicable Conversion Price to an amount which exceeds the lower of (A) the Applicable Conversion Price for the Series E Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalent, or (B) the Applicable Conversion Price for such Series E Preferred Stock that would have resulted from any Issuances of Common Stock or Common Stock Equivalents (other than deemed Issuances of Common Stock as a result of the Issuance of such revised Common Stock Equivalent) between the original adjustment date and such readjustment date.

(v) Expiration and Termination of Common Stock Equivalents. Upon the expiration or termination of any unexercised, unconverted or unexchanged Common Stock Equivalent (or portion thereof) which resulted (either upon its original Issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price for the Series E Preferred Stock pursuant to the terms of this Section C.5.3, the Applicable Conversion Price for the Series E Preferred Stock shall be readjusted to such Applicable Conversion Price as would have been obtained had such Common Stock Equivalent (or portion thereof) never been issued. Notwithstanding the foregoing, no readjustment pursuant to this clause (v) shall have the effect of increasing such Applicable Conversion Price to an amount which exceeds the lower of (A) the Applicable Conversion Price for the Series E Preferred Stock in effect immediately prior to the original adjustment made as a result of the Issuance of such Common Stock Equivalent, or (B) the Applicable Conversion Price for such the Series E Preferred Stock that would have resulted from any Issuances of Common Stock or Common Stock Equivalents (other than deemed Issuances of Common Stock as a result of the Issuance of such expired or terminated Common Stock Equivalent (or portion thereof)) between the original adjustment date and such readjustment date.

(vi) Record Date. In case the Corporation shall establish a record date with respect to the holders of any class or series of the Corporation's capital stock or other securities for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the Issuance of the shares of Common Stock deemed to have been Issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Exceptions to Anti-Dilution Adjustments. The anti-dilution adjustments set forth in this Section C.5.3(a) shall not apply under any of the circumstances contemplated in Section C.5.3(b) or C.5.3(c) of this Article IV. Further, the anti-dilution adjustments set forth in this Section C.5.3(a) shall not apply with respect to the following (collectively, the "*Excluded Securities*"):

(A) the Issuance of shares of Common Stock (or options to purchase or acquire shares of Common Stock) to employees, consultants, officers or directors of the Corporation or any Affiliate or Subsidiary of the Corporation pursuant to a stock option plan or restricted stock plan or arrangement, which Issuance of shares of Common Stock (or options to purchase or acquire shares of Common Stock) are unanimously approved by the Board;

(B) the Issuance of any shares of Common Stock upon the conversion of outstanding shares of Preferred Stock;

(C) the Issuance of shares of Common Stock in a Qualified Initial Public Offering or merger of the Corporation with or acquisition of the Corporation by an entity whose capital stock is traded on a public exchange;

(D) the Issuance of Common Stock, Common Stock Equivalents or other securities to financial institutions or other lenders or lessors in connection with any loan, commercial credit arrangement, equipment financing, commercial property lease or similar transaction that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and are approved by a majority of the entire Board (which majority must include the Series E Preferred Stock Directors);

(E) the Issuance of any Common Stock, Common Stock Equivalent or other securities pursuant to any capital reorganization, reclassification or similar transaction that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and that are approved a majority of the entire Board (which majority must include the Series E Preferred Stock Directors);

(F) the Issuance of any Common Stock, Common Stock Equivalent or other securities to an entity as a component of any business relationship with such entity for the purpose of (1) joint venture, technology licensing or development activities, (2) distribution, supply or manufacture of the Corporation's products or services or (3) any other arrangement involving corporate partners that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and, in each of the foregoing cases, is approved by a majority of the entire Board (which majority must include the Series E Preferred Stock Directors); or

(G) the Issuance of Common Stock, Common Stock Equivalents or other securities in any transaction primarily for the purpose of raising equity capital for the Corporation or any of its Affiliates (1) to investment bankers, placement agents or advisors in connection with the issuance of Series E Preferred Stock, or (2) in which an exemption from the anti-dilution provisions is specifically approved in writing by the Applicable Percentage of the Series E Preferred Stock, in the case of an Issuance for a consideration or a Net Consideration Per Share less than the Applicable Conversion Price with respect to the Series E Preferred Stock which is approved a majority of the entire Board (which majority must include the Series E Preferred Stock Directors).

(b) Adjustment Upon Extraordinary Stock Event. Upon the happening of an Extraordinary Stock Event, the Applicable Conversion Price for each share of Preferred Stock shall, simultaneously with the happening of such Extraordinary Stock Event, be adjusted by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event and the product so obtained shall thereafter be the Applicable Conversion Price for such share of Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event or Events. An "*Extraordinary Stock Event*" shall mean (i) the Issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision or stock split of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(c) Reorganization or Reclassification. In the event of (i) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any Extraordinary Stock Event), (ii) any consolidation, merger, reorganization or share exchange involving the Corporation or any Subsidiary (any such transaction described in clauses (i) and (ii) hereof, an "*Extraordinary Transaction*"), then the holder of each share of Preferred Stock shall have the right thereafter to receive, in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Preferred Stock pursuant to Section C.5.1 of this Article IV, the kind and amount of shares of stock or other securities or property as may be Issued or payable with respect to or in exchange for that number of shares of Common Stock into which such holder's shares of Preferred Stock is, immediately prior to such Extraordinary Transaction, convertible, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions of this Certificate (including, without limitation, provisions for adjustments of the Applicable Conversion Price for such Preferred Stock) shall thereafter be applicable in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of such conversion rights. The provision for such conversion right to the holders of Preferred Stock shall be a condition precedent to the consummation by the Corporation of any Extraordinary Transaction, unless (a) such Extraordinary Transaction is also an Acquisition Transaction and (b) the Applicable Percentage of any particular series of Preferred Stock does not provide notice to the Corporation in accordance with Section C.3.2 of this Article IV of their election to not treat such Acquisition Transaction as a Liquidation, in which case, the provisions of Section C.3.2 of this Article IV, and not this Section C.5.3(c), shall apply with respect to such particular series. The provisions of this Section C.5.3(c) shall apply with respect to each series of Preferred Stock that provides notice to the Corporation in accordance with Section C.3.2 of this Article IV of such series' election to not treat such Acquisition Transaction as a Liquidation. The provisions of this Section C.5.3(c) shall similarly apply to successive Extraordinary Transactions.

(d) Notice of Adjustment. Upon any adjustment of the Applicable Conversion Price for any particular series of Preferred Stock or change in the exercise price of 2012 Common Stock Warrants, then in each such case the Corporation shall give written notice thereof to each holder of such series of Preferred Stock or 2012 Common Stock Warrants, as applicable, which notice shall state the Applicable Conversion Price resulting from such adjustment or changes in exercise price, setting forth in reasonable detail the method upon which such calculation is based.

5.4 Status of Converted or Repurchased Preferred Stock. Any shares of Preferred Stock cancelled pursuant to Section C.3.2 of this Article IV, converted into Common Stock or acquired by the Corporation by reason of exchange, purchase or otherwise shall be cancelled and shall not be subject to reissuance, and the capital of the Corporation shall be automatically reduced by a corresponding amount. Upon the cancellation of all outstanding shares of any particular series of Preferred Stock, the provisions of the designation of such series of Preferred Stock shall terminate and have no further force and effect.

5.5 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock shall be made without charge to the holders thereof for any issuance, documentary, stamp or other transactional tax in respect thereof, provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Preferred Stock which is being converted.

5.6 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such shares of Preferred Stock.

5.7 Exercise Of Conversion Privilege; Delivery of Certificates. To exercise its conversion privilege under Section C.5.1 of this Article IV, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, or , if such certificate(s) have been lost, stolen or destroyed, then the holder shall deliver a certificate executed by such holder certifying to such fact, together with an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such lost, stolen or destroyed certificate, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such written notice shall state the date on, or the time at which, the conversion is to be deemed effective and any conditions to such effectiveness. If such written notice does not state any such date, time or conditions, then the date when such written notice of exercise of the conversion privilege is received by the Corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted (or, if applicable, the certification and indemnity agreement described above), shall be the date on which the conversion is deemed effective. The date or time at which any conversion of one or more series of Preferred Stock is deemed effective under this Section C.5.7 is referred to in this Certificate as the "*Conversion Date*." Following an automatic conversion of the Preferred Stock pursuant to Section C.5.2 of this Article IV, each holder of Preferred Stock being so automatically converted shall, as promptly as practicable following receipt of notice of such event from the Corporation, surrender the certificate or certificates representing such Preferred Stock (or, if applicable, the certification and indemnity agreement described above) to the Corporation at the principal office of the Corporation, together with a notice containing the information specified below. Any notice required to be provided by a holder of Preferred Stock under this Section C.5.7 shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Conversion Date for the Preferred Stock being converted, or the date on which the Corporation receives a holder's certificate(s) (or, if applicable, the certification and indemnity agreement described above) with respect to an automatic conversion, the Corporation shall issue and deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of Section C.5 of this Article IV, and cash, as provided in Section C.5.8 of this Article IV in respect of any fraction of a share of Common Stock issuable upon such conversion. At such time

as any conversion of shares of Preferred Stock is effective, the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, regardless of whether the certificates that represented the converted shares of Preferred Stock have been surrendered by the holder thereof.

5.8 Fractional Shares; Distributions; Partial Conversion. No fractional shares of Common Stock shall be Issued upon conversion of shares of Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Section C.5.7 exceeds the number of shares of Preferred Stock converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of the particular series of Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional shares of Common Stock would, except for the provisions of the first sentence of this Section C.5.8, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional share as determined in good faith by the Board.

6. Restrictions and Limitations on Corporate Action. For so long as any shares of Series E Preferred Stock are outstanding, the affirmative vote of the Applicable Percentage of Series E Preferred Stock outstanding voting as a separate class shall be required to authorize, any action by the Corporation or any of its Subsidiaries involving any of the following:

(a) the authorization, designation, creation, reclassification or Issuance of (i) any class or series of capital stock of the Corporation or any of its Subsidiaries, including without limitation, any Preferred Stock pursuant to Section A of this Article IV, (ii) any bonds, debentures, notes or other debt security of the Corporation or any of its Subsidiaries, or (iii) any securities, bonds, debentures, notes or other obligations directly or indirectly convertible into or exercisable or exchangeable for, or having optional rights to purchase or otherwise acquire, any class or series of capital stock of the Corporation or any of its Subsidiaries, other than Excluded Securities of any kind described in clauses (A) through (F), inclusive, of Section 5.3(a)(vii) of this Article IV;

(b) any increase or decrease in the authorized number of shares of capital stock of the Corporation or any of its Subsidiaries or the number of designated shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock;

(c) any amendment, alteration, restatement, repeal, addition or other change to the designations, powers, preferences, rights, privileges or qualifications, limitations or restrictions of any series of Preferred Stock, whether by merger, consolidation, recapitalization, reorganization or otherwise;

(d) the declaration or payment of any dividends, payments or any other distribution, direct or indirect, on account of any securities of the Corporation or any of its Subsidiaries, or the set aside of any funds for any such purpose, except for (i) the Series E Preferred Dividends, (ii) dividends or distributions on outstanding shares of Common Stock payable solely in shares of Common Stock, (iii) dividends and distributions made in accordance with the express terms of any capital stock issued with the approval of the Applicable Percentage of Series E Preferred Stock, voting as a separate class, in accordance with Section C.6(a) of this Article IV, and (iv) dividends, payments and distributions by Subsidiaries of the Corporation to the Corporation;

(e) the redemption, repurchase, retirement or other acquisition by the Corporation or any of its Subsidiaries of any capital stock or other securities of the Corporation or any such Subsidiary, except for shares of Common Stock repurchased upon termination of an officer, employee, director or consultant at the lower of fair market value, as reasonably determined by the Board, or cost pursuant to a restricted stock purchase agreement that is approved by a majority of the entire Board;

(f) any financing arrangement or incurrence of any indebtedness, whether pursuant to the issuance of securities or otherwise, for or on behalf of the Corporation or any Subsidiary in aggregate principal amount outstanding at any time in excess of $500,000 including, without limitation, loan agreements, credit lines, letters of credit and capitalized leases;

(g) any (i) Liquidation, or (ii) Acquisition Transaction, in either case with respect to the Corporation or any of its Subsidiaries;

(h) any merger or consolidation of the Corporation with or into any other Person or permitting any of the Corporation's Subsidiaries to merge or consolidate with or into any other Person;

(i) any amendment, alteration, restatement, repeal, addition or other change to any provision of this Certificate or the Bylaws of the Corporation or any of its Subsidiaries' respective or similar constitutive documents, whether by merger, consolidation, recapitalization, reorganization or otherwise;

(j) any (i) adoption, approval, amendment or modification of any stock option plan, stock purchase plan, equity incentive plan or any similar plan, (ii) adoption, approval, amendment or modification of (A) the form of stock option agreement or restricted stock purchase or grant agreement or (B) stock option agreement or restricted stock purchase or grant agreement entered into by the Corporation or any of its Subsidiaries (including, without limitation, the acceleration of any vesting schedule thereunder and the termination, waiver or modification of the Corporation's repurchase rights thereunder), (iii) adoption or approval of any stock appreciation, phantom stock or similar rights or any grant thereof and (iv) any grant of stock options with an exercise price per share or unit that is less than the fair market value of such share or unit on the date of such grant (as reasonably determined by a majority of the entire Board) or issue or sell capital stock pursuant to restricted stock awards or restricted stock purchase agreements at a price per share or unit less than the

fair market value of such share or unit on the date of such issuance or sale (as reasonably determined by a majority of the entire Board);

(k) any increase or decrease in the authorized number of directors comprising the entire Board;

(l) any participation by the Corporation or allowance of any Subsidiary to participate in any business other than the business of researching, developing, manufacturing, marketing or selling pharmaceutical products or otherwise conducting business in the biopharmaceutical industry;

(m)any purchase, lease, license or other acquisition of any other Person, whether by equity purchase, merger, consolidation, reorganization, or otherwise, or of all or substantially all of the assets of any other Person, or the entering into by the Corporation or any of its Subsidiaries of a share exchange with another Person;

(n) the making of any loans, extensions of credit or guarantees other than (i) extensions of trade credit to unaffiliated third parties (other than employees) in the ordinary course of business, (ii) loans and advances to employees of the Corporation in the ordinary course of business not to exceed $50,000 in the aggregate outstanding at any time or (iii) guarantees of any indebtedness or contractual obligations incurred by any of the Corporation's Subsidiaries that are approved by a majority of the entire Board;

(o) the making of any capital expenditure in any fiscal year in excess of $500,000 not included in the annual budget for such fiscal year that is approved by a majority of the entire Board;

(p) any change of the Corporation's independent public accounting firm or any material change in accounting methods or policies not required to be made in accordance with accounting principles generally accepted in the United States;

(q) the entering into of any transaction with the Corporation's Affiliates (other than (A) normal employment and benefits arrangements approved by a majority of the entire Board,(B) payments to directors, officers and other agents of the Corporation or any Subsidiary pursuant to indemnities contained in the Corporation's or any Subsidiary's certificate of incorporation or bylaws or other similar constitutive documents or any indemnity agreement approved by a majority of the entire Boardto which the Corporation or any Subsidiary is party or bound, or (C) transactions between the Corporation and any Subsidiary in the ordinary course of business); or

(r) take action that results in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code, as amended.

7. No Dilution or Impairment. The Corporation will not, by amendment of this Certificate or through any reorganization, transfer of capital stock or assets, consolidation, merger, recapitalization, share exchange, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in carrying out all of such terms.

8. Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class or series of the Corporation's capital stock or other securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or series or any other securities or property, or to receive any other right; (b) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation, any merger, consolidation or reorganization, or share exchange involving the Corporation or any Subsidiary, or any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation or any Subsidiary; or (c) any Liquidation; then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of any such capital stock or other securities shall be entitled to exchange their shares of any such capital stock or other securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be sent at least twenty (20) calendar days prior to the date specified in such notice on which action is being taken.

9. Reservation Of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscription or purchase rights for Preferred Stock). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10. Notices. Whenever written notice is required to be given by the Corporation or any stockholder to holders of the Preferred Stock, or by any stockholder to the Corporation, such notice shall be in writing and unless otherwise required by this Certificate or Delaware law, shall be deemed sufficient upon receipt when delivered personally, by courier, by confirmed facsimile or by confirmed electronic mail (to the extent notification by electronic mail has been consented to), or 48 hours after being deposited in the U.S. mail as first class mail with postage prepaid, if such notice is sent to the party at the most recent address as shown on the books of the Corporation or to the Corporation at the address of its principal place of business.

D. Definitions. For purposes of this Certificate of Incorporation, the following terms used herein shall have the meanings ascribed below:

"*Acquisition Transaction*" means: (a) any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and/or its Subsidiaries, determined on a consolidated basis; (b) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any consolidation, merger, reorganization, sale of stock, recapitalization, share exchange, or other transaction involving the Corporation or any Subsidiary except for Issuances of securities by the Corporation that are approved by the Applicable Percentage of the Series E Preferred Stock outstanding, voting as a separate class, as provided in Section C.6 of this Article IV), that results in the holders of the Corporation's outstanding shares of capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction), immediately after such transaction, securities representing at least a majority of the voting power of the Person surviving or resulting from such transaction or, if the surviving or resulting Person is a subsidiary of the Corporation or another Person immediately after such transaction, the entity whose securities are issued pursuant to such transaction or series of transactions; or (c) the effectuation by the Corporation or by any of the holders of the Corporation's outstanding capital stock of a transaction or series of related transactions (except for issuances of securities by the Corporation that are approved by the Applicable Percentage of the Series E Preferred Stock outstanding and voting as a separate class, as provided in Section C.6 of this Article IV) that results in the holders of the Corporation's outstanding capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction) immediately after such transaction, securities representing at least a majority of the voting power of the Corporation.

"*Affiliate*" has the meaning set forth in Section C.3.3(b) of this Article IV.

"*Applicable Conversion Price*" means (a) with respect to each share of Series A Preferred Stock, $2.99 per share; (b) with respect to each share of the Series B Preferred Stock, $3.00 per share;(c) with respect to each share of the Series C-1 Preferred Stock, $4.00 per share; (d) with respect to each share of the Series C-2 Preferred Stock, $6.00 per share;(e) with respect to each share of the Series C-3 Preferred Stock, $12.00 per share; (f) with respect to each share of the Series C-4 Preferred Stock, $2.00 per share; (g) with respect to each share of the Series D Preferred Stock, $2.00 per share, and (h) with respect to each share of the Series E Preferred Stock, $0.261 per share, in each of the foregoing cases, subject to adjustment in accordance with Section C.5 of this Article IV.

"*Applicable Per Share Stated Value*" means (a) with respect to the Series A Preferred Stock, $4.00 per share; (b) with respect to the Series B Preferred Stock, $3.00 per share;(c) with respect to the Series C-1 Preferred Stock, $4.00 per share; (d) with respect to the Series C-2 Preferred Stock, $6.00 per share;(e) with respect to the Series C-3 Preferred Stock, $12.00 per share; (f)with respect to the Series C-4 Preferred Stock, $2.00 per share; (g) with respect to the Series D Preferred Stock, $2.00 per share, and (h) with respect to the Series E Preferred Stock, $0.261 per share in each of the foregoing cases, subject to appropriate and proportionate adjustment for stock dividends payable in shares of, stock splits and other

subdivisions and combinations of, and recapitalizations and like occurrences with respect to, such series of Preferred Stock.

"*Applicable Percentage*" means (a) with respect to any matter requiring the action, approval or consent of the holders of the Series A Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series A Preferred Stock voting together as a single class; (b) with respect to any matter requiring the action, approval or consent of the holders of the Series B Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series B Preferred Stock voting together as a single class; (c) with respect to any matter requiring the action, approval or consent of the holders of the Series C-1 Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series C-1 Preferred Stock voting together as a single class; (d) with respect to any matter requiring the action, approval or consent of the holders of the Series C-2 Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series C-2 Preferred Stock voting together as a single class; (e) with respect to any matter requiring the action, approval or consent of the holders of the Series C-3 Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series C-3 Preferred Stock voting together as a single class; (f) with respect to any matter requiring the action, approval or consent of the holders of the Series C-4 Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series C-4 Preferred Stock voting together as a single class;(g) with respect to any matter requiring the action, approval or consent of the holders of the Series D Preferred Stock as a class, the holders of a majority of the outstanding shares of the Series D Preferred Stock voting together as a single class; (h) with respect to any matter requiring the action, approval or consent of the holders of the Series E Preferred Stock voting together as a single class, the holders of 51% of the outstanding shares of the Series E Preferred Stock voting together as a single class; and (g) with respect to any matter requiring the action, approval or consent of the holders of the Preferred Stock as a class, the holders of a majority of the outstanding shares of the Preferred Stock voting together as a single class; in each of the foregoing cases, with each share of Preferred Stock having a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

"*Available Assets*" has the meaning as set forth in Section C.3.1(a) of this Article IV.

"*Board*" has the meaning set forth in Section B.2 of this Article IV.

"*Certificate*" means this Fifth Amended and Restated Certificate of Incorporation, as amended in accordance with the provisions hereof.

"*Common Stock*" has the meaning set forth in Section A of this Article IV.

"*Common Stock Equivalents*" means warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights directly or indirectly convertible into or exercisable or exchangeable for Common Stock and any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exercisable or exchangeable securities or other rights.

"*Conversion Date*" has the meaning set forth in Section C.5.7 of this Article IV.

"*Conversion Rate*" has the meaning as set forth in Section C.5 of this Article IV.

"*Event Notice*" has the meaning set forth in Section C.3.2(a) of this Article IV.

"*Excluded Securities*" has the meaning set forth in Section C.5.3(a)(vii) of this Article IV.

"*Extraordinary Stock Event*" has the meaning set forth in Section C.5.3(b) of this Article IV.

"*Extraordinary Transaction*" has the meaning set forth in Section C.5.3(c) of this Article IV.

"*Fully Diluted Basis*" means, as of any time of determination, the number of shares of Common Stock which would then be outstanding, assuming the complete exercise, exchange or conversion of all then outstanding exercisable, exchangeable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the Issuance of shares of Common Stock, assuming in each instance that the holder thereof receives the maximum number of shares of Common Stock issuable, directly or indirectly, under the terms of the respective instrument, assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the amount of Common Stock ultimately issuable upon exercise, exchange or conversion.

"*Issue*" or "*Issuance*" in any of its forms, means to sell, grant or otherwise issue in any manner.

"*Junior Stock*" means, with respect to any particular class or series of the Corporation's capital stock, any other class or series of the Corporation's capital stock (a) specifically ranking by its terms to be junior to such particular class or series of capital stock or (b) not specifically ranking by its terms senior to or on parity with such particular class or series of capital stock, in each case, as to distribution of assets upon a Liquidation or otherwise.

"*Liquidation*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"*Net Consideration Per Share*" has the meaning as set forth in Section C.5.3(a)(iii) of this Article IV.

"*Person*" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity or other form of business organization or any governmental or regulatory authority whatsoever.

"*Preferred Stock*" has the meaning set forth in Section A of this Article IV.

"*Preferred Stock Transaction Payment*" has the meaning set forth in Section C.3.2(a) of this Article IV.

"*Pubco Transaction*" means (i) a reverse merger or similar transaction between the Corporation and a corporation whose securities are publicly traded in the U.S. or other agreed upon jurisdiction, or (ii) the quotation of the Corporation's securities for purchase and sale on a U.S. quotation service (iii) any filing with an applicable regulatory body which will result in the Corporation becoming an entity whose securities are traded on a public exchange in the U.S. or other mutually agreed upon jurisdiction.

"*Qualified Initial Public Offering*" means the closing of the Corporation's initial direct public offering or underwritten public offering on a firm commitment basis pursuant to an effective registration statement on Form S-1 or any successor forms thereto filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation (a) in which (i) the Corporation actually receives gross proceeds equal to or greater than $5,000,000, calculated before deducting underwriters' discounts and commissions and other offering expenses, and (ii) a per share offering price equal to or greater than the product of (A) the Applicable Per Share Stated Value of the Series E Preferred Stock, multiplied by (B) two (2), and (b) following which the Common Stock of the Corporation is listed on a national securities exchange.

"*Senior Liquidation Preference*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"*Senior Preferred Stock*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"*Series A Liquidation Preference*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"*Series A Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series B Issue Date*" means, with respect to a share of Series B Preferred Stock, the date upon which such share of Series B Preferred Stock was Issued by the Corporation.

"*Series B Liquidation Preference*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"*Series B Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series B Original Issue Date*" means the date on which the first share of Series B Preferred Stock was Issued by the Corporation.

"*Series B and D Preferred Dividend*" has the meaning set forth in Section C.2.1 of this Article IV.

"*Series E Preferred Dividend*" has the meaning set forth in Section C.2.1 of this Article IV.

"*Series E Preferred Stock Director*" has the meaning set forth in Section C.4.2C.4.2(b) of this Article IV.

"*Series C Liquidation Preference*" has the meaning set forth in Section C.3.1(c) of this Article IV.

"*Series C Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series C-1 Liquidation Preference*" has the meaning set forth in Section C.3.1(c) of this Article IV.

"*Series C-1 Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series C-2 Liquidation Preference*" has the meaning set forth in Section C.3.1(c) of this Article IV.

"*Series C-2 Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series C-3 Liquidation Preference*" has the meaning set forth in Section C.3.1(c) of this Article IV.

"*Series C-3 Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series C-4 Liquidation Preference*" has the meaning set forth in Section C.3.1(c) of this Article IV.

"*Series C-4 Preferred Stock*" has the meaning set forth in Section C.1of this Article IV.

"*Series D Issue Date*" means, with respect to a share of Series D Preferred Stock, the date upon which such share of Series D Preferred Stock was Issued by the Corporation.

"*Series D Liquidation Preference*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"*Series D Preferred Stock*" has the meaning set forth in Section C.1 of this Article IV.

"*Series E Issue Date*" means, with respect to a share of Series E Preferred Stock, the date upon which such share of Series E Preferred Stock was Issued by the Corporation.

"*Series E Liquidation Preference*" has the meaning set forth in Section C.3.1(a) of this Article IV.

"Series E Preferred Stock" has the meaning set forth in Section C.1 of this Article IV.

"*Subsidiary*" or "*Subsidiaries*" means any Person of which the Corporation, directly or indirectly through one or more intermediaries owns or controls at the time at least fifty percent (50%) of the outstanding voting equity or similar interests or the right to receive at least fifty percent (50%) of the profits or earnings or aggregate equity value.

"*2012 Common Stock Warrants*" means the warrants to purchase Common Stock issued as part of the offering of up to $25 million in 2012.

"*2012 Common Stock Warrant Issue Date*" means, with respect to a share of 2012 Common Stock Warrants, the date upon which such warrant was issued to the holder thereof in accordance with the terms of such warrant.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by statute, the Board, acting by majority vote, is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the provisions of Section C.6 of Article IV of this Certificate.

ARTICLE VI

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the applicable law. Without limiting the generality of the foregoing, no director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI shall only be prospective and shall not affect any rights or protection under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VII

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

ARTICLE IX

The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

Pursuant to Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of the holders of Preferred Stock, any of their respective Affiliates or any of the respective partners, members, directors, stockholders, employees or agents of any of the foregoing (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board or the board of directors or other governing body of any Subsidiary of the Corporation (as applicable, a "*Governing Board*")) (collectively, the "*Covered Persons*"). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its Subsidiaries (i) acknowledges that the Covered Persons may have or be affiliated with Persons having investments in other businesses similar to, and that may compete with, the businesses of the Corporation and its Subsidiaries ("*Competing Businesses*") and (ii) agrees that the Covered Persons shall have the unfettered right to make investments in, or have relationships with, other Competing Businesses independent of their investments in the Corporation. No Covered Person shall, by virtue of such Covered Person holding capital stock of the Corporation or having persons designated by or affiliated with such Covered Person serving on or observing at meetings of any Governing Board or otherwise, have any obligation to the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its Subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity, and none of the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Covered Person. Without limitation of the foregoing, each Covered Person may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its Subsidiaries, and none of the Corporation, any of its Subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Covered Person's relationships with the Corporation, or otherwise, in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures by any Covered Person, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Covered Person shall be obligated to present any particular investment opportunity to the Corporation or its Subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such Subsidiary, could be taken by the Corporation or such Subsidiary, and each Covered Person shall continue to have the right for its own respective account, or to recommend to others, any such particular investment opportunity.

The provisions of this Article X in no way limit (A) any applicable duties of any Covered Person with respect to the protection of any proprietary or confidential information of the Corporation and any of its Subsidiaries including, without limitation, any applicable duty to

not disclose or use such proprietary or confidential information improperly or (B) any express written contractual obligation to which any Covered Person may otherwise be bound to the Corporation or any of its Subsidiaries. In addition, except as expressly set forth in this Article Xwith respect to business opportunities, the provisions of this Article X in no way limit any fiduciary or other duty of any Covered Person. Nothing contained in this Article X shall in any way expand any fiduciary or other duty of any Covered Party beyond such duties as may be imposed under the DGCL.

ARTICLE XI

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including reasonable and invoiced attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, that the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The Corporation shall advance all expenses incurred by an indemnified party in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referred to in this Article XI (including amounts actually paid in settlement of any such action, suit or proceeding). All rights pursuant to this Article XI shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

ARTICLE XII

Subject to the provisions of Section C.6 of Article IV of this Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute. As permitted by Section 242(b)(2) of the Code, the number of authorized shares of any class or series of Common Stock, Preferred Stock and any other class or series of the Corporation's capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the Common Stock and Preferred Stock of the Corporation, voting together as a single class, with each share of Preferred Stock having a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock are then convertible, without the approval of the holders of any class or series of Common Stock, Preferred Stock and other capital stock voting as a separate class.

IN WITNESS WHEREOF, the undersigned has caused this Fifth Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on October 24, 2012.

ACTINIUM PHARMACEUTICALS, INC.

By: ______________________

Print Name: Jack V. Talley

Title: President and Chief Executive Officer

[signature page to Fifth Amended and Restated Certificate of Incorporation]